EXHIBIT 99.1 -  Independent Accountant's Servicing Report for the year ended December 31, 2005

a)

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Report on Management's Assertion on Compliance with the Specified Minimum
Servicing Standards Set Forth in the Uniform Single Attestation Program for Mortgage Bankers


Report of Independent Registered Public Accounting Firm


Board of Directors and Shareholders of
National City Home Loan Services, Inc.
  A Subsidiary of National City Bank of Indiana

We have examined management's assertion, included in the accompanying report titled Report of Management, that National City Home Loan Services, Inc. (NCHLS) complied with the minimum servicing standards identified in Exhibit A to the Report of Management (the specific minimum servicing standards) as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) during the year-ended December 31, 2005. Management is responsible for NCHLS' compliance with the specified minimum servicing standards. Our responsibility is to express an opinion on management's assertions about NCHLS' compliance based on our examination.

Our examination was made in accordance with attestation established by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about NCHLS' compliance with the specified minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on NCHLS' compliance with specified minimum servicing standards.

In our opinion, management's assertion that NCHLS complied with the aforementioned specified minimum servicing standards during the year ended December 31, 2005, is fairly stated, in all material respects.

/s/ Ernst & Young LLP

March 1, 2006